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                                                                  EXHIBIT 5.19


                               FOX LAW OFFICES, P.A.
                                   P.O. BOX 1097
                              PECOS, NEW MEXICO 87552
                              Telephone (505) 757-6411
                              Facsimile (505) 757-2411


September 2, 1998


Board of Directors
ARXA International Energy, Inc.
530 Wells Fargo Drive, Suite 310
Houston, Texas 77090

     In re:  ARXA International Energy, Inc.
               Registration Statement on Form S-8
               Gestion Bersoti TBF LTEE

Gentlemen:

We have represented ARXA International Energy, Inc., a Delaware Corporation, ("Company") in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form S-8 ("Registration Statement") relating to the proposed issuance of up to 300,000 shares ("Shares") of the Company's Common Stock, (par value of $.001 per share) ("Common Stock") pursuant to the terms of a Investor Relations Consulting Contract with Gestion Bersoti TBF LTEE dated September 1, 1998. In this connection, we have examined such documents, corporate records and other papers as we deemed necessary to examine for the purposes of this opinion.

We are of the opinion that the shares of Common Stock will be, when issued pursuant to the Consulting Agreement, legally issued, fully paid and nonassessable.

We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

Yours truly,
FOX LAW OFFICES, P.A.

  /s/ Richard C. Fox
-----------------------
By: Richard C. Fox